UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2013

‘mktg, inc.’
(Exact name of registrant as specified in its charter)

Delaware	0-20394	06-1340408
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

75 Ninth Avenue, New York, New York 10011
(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code: (212) 366-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13c-4(c))

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2013, mktg, inc. (the “Company”) entered into an Amended and Restated Employment Agreement (the “Employment Agreement”) with Charles Horsey, the Company’s Chairman of the Board, President and Chief Executive Officer. Pursuant to the Employment Agreement:

●	The term of Mr. Horsey’s employment has been extended until November 1, 2018.
●	Mr. Horsey’s current base salary has been increased to $500,000 per annum. In addition, Mr. Horsey’s base salary will be increased to $550,000 per annum if the Company achieves EBITDA (as defined in the Employment Agreement), in excess of $10 million in any period of four consecutive fiscal quarters, and to $600,000 per annum if the Company achieves EBITDA in excess of $15 million in any period of four consecutive fiscal quarters. Such increases will continue in effect only to the extent EBITDA continues to be in excess of such thresholds.
●	Mr. Horsey will be paid a signing bonus in the amount of $150,000.
●	Mr. Horsey will be entitled to an annual bonus for each fiscal year of the Company equal to four percent of Pre-Bonus EBITDA (as defined in the Employment Agreement), to the extent the Company achieves the Pre-Bonus EBITDA target established by the Company’s Board of Directors for such year. Such bonus is subject to increase or decrease to the extent actual Pre-Bonus EBITDA for such year is greater or less than the targeted amount, subject to the Company’s achievement of at least 80% of targeted Pre-Bonus EBITDA.
●	Mr. Horsey will be entitled to a supplemental bonus with respect to each fiscal year in which the Company’s Adjusted EBITDA (as defined in the Employment Agreement) exceeds both 20% of operating revenue for such year and 110% of Adjusted EBITDA for the prior year.
●	In the event of the termination of Mr. Horsey’s employment by the Company other than for Cause, or by Mr. Horsey for Good Reason (as such terms are defined in the Employment Agreement), Mr. Horsey will be entitled to (i) a cash payment in the amount of $100,000, and (ii) aggregate severance payments equal to 18-months’ of his base salary; provided that if the Company’s EBITDA for the preceding four fiscal quarters is less than $5 million, such severance payments shall be equal to 12-months’ of his base salary.
●	Mr. Horsey was awarded a stock option to purchase 200,000 shares of the Company’s common stock at an exercise price of $2.00 per share. This option vests with respect to 40,000 shares of common stock on each of October 31, 2014, October 31, 2015, October 31, 2016, October 31, 2017 and October 31, 2018.
●	Mr. Horsey was awarded an additional stock option to purchase 400,000 shares of common stock at an exercise price of $2.00 per share. This option vests only upon a Liquidity Event (as defined in the Employment Agreement) as follows: as to (i) 100,000 shares of common stock if the Liquidity Event results in consideration paid to the Company’s stockholders of at least $2.50 per share of common stock but less than $2.80 per share of common stock, (ii) 200,000 shares of common stock if such Liquidity Event results in consideration paid to the Company’s stockholders of at least $2.80 per share of common stock but less than $3.10 per share of common stock, (iii) 300,000 shares of common stock if such Liquidity Event results in consideration paid to the Company’s stockholders of at least $3.10 per share of common stock but less than $6.00 per share of common stock, and (iv) all 400,000 shares of common stock if such Liquidity Event results in consideration paid to the Company’s stockholders of $6.00 per share or more

The foregoing is a summary of the terms of the Employment Agreement and the Option Agreements entered into in connection therewith, does not purport to be complete, and is subject to and qualified in its entirety by reference to the text of such agreements, which have been filed as exhibits to this Current Report on Form 8-K.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits.
Exhibit 10.1	Amended and Restated Employment Agreement between the Company and Charles Horsey, dated as of October 31, 2013.
Exhibit 10.2	Option Agreement between the Company and Charles Horsey, dated as of October 31, 2013 to purchase 200,000 shares of Common Stock.
Exhibit 10.3	Option Agreement between the Company and Charles Horsey, dated as of October 31, 2013 to purchase 400,000 shares of Common Stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

November 12, 2013.

‘mktg, inc.’

By:	/s/ Paul Trager
Paul Trager
Chief Financial Officer

EXHIBIT INDEX

No.	Description

Exhibit 10.1	Amended and Restated Employment Agreement between the Company and Charles Horsey, dated as of October 31, 2013.
Exhibit 10.2	Option Agreement between the Company and Charles Horsey, dated as of October 31, 2013 to purchase 200,000 shares of Common Stock.
Exhibit 10.3	Option Agreement between the Company and Charles Horsey, dated as of October 31, 2013 to purchase 400,000 shares of Common Stock.